Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $0.29 AND FULL YEAR PROFITS OF $115.6 MILLION

Irving, TX - October 29, 2014 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fourth quarter and year ended August 31, 2014. Net earnings attributable to CMC for the fourth quarter ended August 31, 2014 were $34.9 million, or $0.29 per diluted share, on net sales of $1.9 billion. This compares to net earnings attributable to CMC of $4.1 million, or $0.03 per diluted share, on net sales of $1.7 billion for the three months ended August 31, 2013. For the year ended August 31, 2014, net earnings attributable to CMC were $115.6 million, or $0.97 per diluted share, on net sales of $7.0 billion. This compares to net earnings attributable to CMC of $77.3 million, or $0.66 per diluted share, on net sales of $6.9 billion for the year ended August 31, 2013.

Results for the fourth quarter of fiscal 2014 included after-tax LIFO income from continuing operations of $1.0 million ($0.01 per diluted share), compared with after-tax LIFO income from continuing operations of $10.3 million ($0.09 per diluted share) for the fourth quarter of fiscal 2013. Adjusted operating profit from continuing operations was $66.5 million for the fourth quarter of fiscal 2014, compared with adjusted operating profit from continuing operations of $36.7 million for the fourth quarter of fiscal 2013. Adjusted operating profit for the fourth quarter of fiscal 2013 included asset impairment charges and a full valuation allowance of tax net operating losses related to our Australian operations of $25.9 million. Adjusted EBITDA from continuing operations was $102.4 million for the fourth quarter of fiscal 2014, compared with adjusted EBITDA from continuing operations of $83.4 million for the fourth quarter of fiscal 2013.

Joe Alvarado, Chairman of the Board, President, and CEO, commented, "We are pleased with the results of our fourth quarter of fiscal 2014. For the full year fiscal 2014, adjusted operating profit increased 18% over the prior period with modest topline growth of around 2%. During fiscal 2014, the U.S. economy showed positive signs of steady economic recovery. Non-residential construction spending was up 6% over the prior year, and the unemployment rate dropped 1% to an average of 6.6% for the twelve months ended August 31, 2014. Additionally, we continued to focus on improving and evaluating underperforming operations for their long-term viability. As a result of our on-going evaluations, in September 2014 we decided to exit our steel distribution business in Australia."

On October 27, 2014, the board of directors of CMC declared a quarterly dividend of $0.12 for stockholders of record on November 12, 2014. The dividend will be paid on November 26, 2014. Furthermore, the board of directors authorized a new share repurchase program under which the Company may repurchase up to $100.0 million of CMC’s

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outstanding common stock from time to time for cash in open market transactions or in privately-negotiated transactions in accordance with applicable federal securities laws. The timing and the amount of repurchases, if any, will be determined by the Company’s management based on its evaluation of market conditions, capital allocation alternatives and other factors.

Business Segments - Fiscal Fourth Quarter 2014 Review
Our Americas Recycling segment recorded an adjusted operating loss of $2.1 million for the fourth quarter of this fiscal year, compared with an adjusted operating loss of $6.7 million in the prior year's fourth quarter. Ferrous and nonferrous shipments increased 2% and 6%, respectively, during the quarter, while average selling prices were stable when compared to the fourth quarter of fiscal 2013. This increase in net sales coupled with a 2% decrease in average material costs for both ferrous and nonferrous material resulted in the improvement in adjusted operating profit for the fourth quarter of fiscal 2014 compared to the fourth quarter of fiscal 2013.

Our Americas Mills segment recorded an adjusted operating profit of $63.8 million for the fourth quarter of fiscal 2014, compared with an adjusted operating profit of $58.4 million in the fourth quarter of fiscal 2013. The increase in adjusted operating profit for the fourth quarter of fiscal 2014 was due to a 12% increase in total shipments compared to the fourth quarter of fiscal 2013. This increase in total shipments was driven by a 9% increase in shipments of our higher margin finished products, including reinforcement bar ("rebar") and merchants, compared to the fourth quarter of fiscal 2013. In addition, compared to the fourth quarter of fiscal 2013, the average selling price of our finished products increased at a higher rate per short ton than the increase in our finished products' average material cost, resulting in a 5% improvement in average metal margin for the fourth quarter of fiscal 2014. The increase in shipments and improvement in average metal margin in the fourth quarter of fiscal 2014 were partially offset by a $13.5 million unfavorable change in pre-tax LIFO, from pre-tax LIFO income of $7.4 million in the fourth quarter of fiscal 2013 to pre-tax LIFO expense of $6.1 million in the fourth quarter of fiscal 2014.

Our Americas Fabrication segment recorded an adjusted operating profit of $8.1 million for the fourth quarter of fiscal 2014, compared with an adjusted operating profit of $8.2 million in the fourth quarter of fiscal 2013. Total shipments in the fourth quarter of fiscal 2014 increased 17% compared to the fourth quarter of fiscal 2013; however, a $5 per short ton decrease in average selling prices coupled with an increase in input cost resulted in an 8% decline in metal margin for the fourth quarter of fiscal 2014. This decline in metal margin in the fourth quarter of fiscal 2014 was partially offset by a $3.1 million increase in pre-tax LIFO income, resulting in nearly flat adjusted operating profit compared to the fourth quarter of fiscal 2013. This segment entered fiscal 2015 with a stronger backlog when compared to one year ago.

Our International Mill segment recorded an adjusted operating profit of $5.0 million for the fourth quarter of fiscal 2014, compared with an adjusted operating profit of $8.0 million in the prior year's fourth quarter. Average selling

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prices increased $14 per short ton and outpaced a 1% increase in average material cost; however, an 11% decrease in total shipments for the fourth quarter of fiscal 2014 drove the $3.0 million decline in adjusted operating profit compared to the fourth quarter of fiscal 2013.

Our International Marketing and Distribution segment recorded an adjusted operating profit of $13.2 million for the fourth quarter of fiscal 2014, compared with an adjusted operating loss of $16.2 million in the prior year's fourth quarter. The $29.4 million improvement in adjusted operating profit in the fourth quarter of fiscal 2014 was primarily the result of charges recorded in the fourth quarter of fiscal 2013 for goodwill and other asset impairments, as well as one-time exit costs to close unprofitable locations. Our marketing and distribution divisions headquartered in the United States reported improved results for the fourth quarter of fiscal 2014 when compared to the prior year's fourth quarter. However, our European trading division continued to suffer weakened results in response to the poor Euro-zone market conditions.

Fiscal 2014 Full Year Review
Earnings from continuing operations for fiscal year 2014 were $102.1 million, or $0.86 per diluted share. For the year ended August 31, 2014, net cash flow from operating activities was $136.9 million, and adjusted EBITDA from continuing operations was $361.7 million. After-tax LIFO expense from continuing operations for fiscal 2014 was $8.8 million ($0.07 per diluted share), compared to after-tax LIFO income from continuing operations of $34.4 million ($0.29 per diluted share) in fiscal 2013. As of August 31, 2014, cash and short-term investments totaled $434.9 million, an increase of 15% from the end of our 2013 fiscal year.

Earnings from discontinued operations for fiscal year 2014 were $13.5 million, which primarily consisted of earnings related to the sale of our copper tube business in the first fiscal quarter of 2014.

Outlook
Alvarado concluded, "Heading into our fiscal year 2015, many of our key market indicators have shown strength in recent months. For example, the Architecture Billings Index (ABI) was 53.0 for the month of August, following 55.8 in July, which was the highest mark since 2007. The Eurozone economy is growing gradually, with rising construction activity. While macroeconomic and geopolitical concerns remain, all indications suggest continued market growth in fiscal 2015."

Conference Call
CMC invites you to listen to a live broadcast of its fourth quarter fiscal 2014 conference call today, Wednesday, October 29, 2014, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on the webcast on the

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next business day. Financial and statistical information presented in the broadcast are located on CMC's website under “Investors”.

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding CMC's expectations relating to economic conditions and CMC's operating plans. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, CMC undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Factors that could cause actual results to differ materially from CMC's expectations include the following: absence of global economic recovery or possible recession relapse and the pace of overall global economic activity and its impact in a highly cyclical industry; construction activity or lack thereof; continued sovereign debt problems in the Euro-zone; success or failure of governmental efforts to stimulate the economy including restoring credit availability and confidence in a recovery; significant reductions in China’s steel consumption or increased Chinese steel production; rapid and significant changes in the price of metals; increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing; passage of new, or interpretation of existing, environmental laws and regulations; increased legislation associated with climate change and greenhouse gas emissions; solvency of financial institutions and their ability or willingness to lend; customers' inability to obtain credit and non-compliance with contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors including political and military uncertainties; availability of electricity and natural gas for minimill operations; information technology interruptions and breaches in security data; ability to retain key executives; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions and regulatory rulings; risk of injury or death to employees, customers or other visitors to our operations; and increased costs related to health care reform legislation.

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COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended		Fiscal Year Ended
(short tons in thousands)	08/31/14	08/31/13	08/31/14	08/31/13
Americas Recycling tons shipped	601	588	2,329	2,312

Americas Steel Mills rebar shipments	422	381	1,577	1,447
Americas Steel Mills structural and other shipments	310	272	1,196	1,114
Total Americas Steel Mills tons shipped	732	653	2,773	2,561

Americas Steel Mills average FOB selling price (total sales)	$684	$656	$675	$669
Americas Steel Mills average cost ferrous scrap utilized	$344	$330	$348	$343
Americas Steel Mills metal margin	$340	$326	$327	$326
Americas Steel Mills average ferrous scrap purchase price	$298	$290	$305	$299

International Mill tons shipped	332	371	1,285	1,318

International Mill average FOB selling price (total sales)	$581	$567	$605	$589
International Mill average cost ferrous scrap utilized	$337	$333	$351	$360
International Mill metal margin	$244	$234	$254	$229
International Mill average ferrous scrap purchase price	$275	$267	$297	$289

Americas Fabrication rebar shipments	285	239	988	902
Americas Fabrication structural and post shipments	38	37	152	152
Total Americas Fabrication tons shipped	323	276	1,140	1,054

Americas Fabrication average selling price (excluding stock and buyout sales)	$933	$938	$928	$943

(in thousands)	Three Months Ended		Fiscal Year Ended
Net sales	08/31/14	08/31/13	08/31/14	08/31/13
Americas Recycling	$351,496	$346,671	$1,367,070	$1,391,749
Americas Mills	525,760	465,433	1,991,334	1,819,520
Americas Fabrication	443,952	384,333	1,537,485	1,442,691
International Mill	205,123	223,460	823,193	826,044
International Marketing and Distribution	639,502	503,244	2,326,512	2,355,572
Corporate and Eliminations	(262,637)	(224,280)	(1,005,635)	(946,001)
Total net sales	$1,903,196	$1,698,861	$7,039,959	$6,889,575

Adjusted operating profit (loss)
Americas Recycling	$(2,113)	$(6,722)	$(3,222)	$3,170
Americas Mills	63,764	58,431	247,703	204,333
Americas Fabrication	8,065	8,154	6,196	28,033
International Mill	4,985	7,998	30,632	890
International Marketing and Distribution	13,213	(16,220)	17,757	35,617
Corporate and Eliminations	(21,397)	(14,987)	(72,649)	(65,605)
Adjusted operating profit from continuing operations	66,517	36,654	226,417	206,438
Adjusted operating profit (loss) from discontinued operations	(520)	429	22,009	3,672
Adjusted operating profit	$65,997	$37,083	$248,426	$210,110

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COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Fiscal Year Ended
(in thousands, except share data)	08/31/14	08/31/13	08/31/14	08/31/13
Net sales	$1,903,196	$1,698,861	$7,039,959	$6,889,575
Costs and expenses:
Cost of goods sold	1,717,118	1,538,073	6,344,300	6,227,238
Selling, general and administrative expenses	118,531	111,070	469,934	468,611
Impairment of assets	2,271	13,836	3,173	17,270
Gain on sale of cost method investment	—	—	—	(26,088)
Interest expense	19,985	18,051	77,741	69,608
	1,857,905	1,681,030	6,895,148	6,756,639
Earnings from continuing operations before income taxes	45,291	17,831	144,811	132,936
Income taxes	10,067	14,103	42,724	57,979
Earnings from continuing operations	35,224	3,728	102,087	74,957

Earnings (loss) from discontinued operations before income taxes	(520)	429	22,009	3,672
Income taxes (benefit)	(222)	97	8,544	1,310
Earnings (loss) from discontinued operations	(298)	332	13,465	2,362

Net earnings	34,926	4,060	115,552	77,319
Less net earnings attributable to noncontrolling interests	—	3	1	4
Net earnings attributable to CMC	$34,926	$4,057	$115,551	$77,315

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.29	$0.03	$0.87	$0.64
Earnings (loss) from discontinued operations	—	—	0.11	0.02
Net earnings	$0.29	$0.03	$0.98	$0.66

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.29	$0.03	$0.86	$0.64
Earnings (loss) from discontinued operations	—	—	0.11	0.02
Net earnings	$0.29	$0.03	$0.97	$0.66

Cash dividends per share	$0.12	$0.12	$0.48	$0.48
Average basic shares outstanding	117,784,487	116,943,198	117,496,270	116,677,836
Average diluted shares outstanding	118,862,975	117,841,538	118,607,106	117,552,952

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COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	August 31, 2014	August 31, 2013
Assets
Current assets:
Cash and cash equivalents	$434,925	$378,770
Accounts receivable, net	1,028,425	989,694
Inventories, net	935,411	757,417
Current deferred tax assets	49,455	76,994
Other	105,575	163,320
Total current assets	2,553,791	2,366,195
Net property, plant and equipment	925,098	940,237
Goodwill	74,319	69,579
Other assets	135,312	118,790
Total assets	$3,688,520	$3,494,801
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable-trade	$423,807	$342,678
Accounts payable-documentary letters of credit	125,053	112,281
Accrued expenses and other payables	322,000	314,949
Notes payable	12,288	5,973
Current maturities of long-term debt	8,005	5,228
Total current liabilities	891,153	781,109
Deferred income taxes	55,600	46,558
Other long-term liabilities	112,134	118,165
Long-term debt	1,281,042	1,278,814
Total liabilities	2,339,929	2,224,646
Stockholders’ equity attributable to CMC	1,348,480	1,269,999
Stockholders’ equity attributable to noncontrolling interests	111	156
Total equity	1,348,591	1,270,155
Total liabilities and stockholders’ equity	$3,688,520	$3,494,801

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COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year Ended
(in thousands)	08/31/14	08/31/13
Cash flows from (used by) operating activities:
Net earnings	$115,552	$77,319
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	136,004	136,548
Provision for losses on receivables, net	(1,760)	4,430
Stock-based compensation	18,051	18,693
Amortization of interest rate swaps termination gain	(7,597)	(12,470)
Loss on debt extinguishment	—	4,758
Deferred income taxes	32,348	54,655
Tax expense from stock-based plans	4,426	1,444
Net gain on sale of a subsidiary, cost method investment and other	(31,356)	(25,371)
Write-down of inventory	4,000	3,003
Asset impairments	3,498	17,270
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(143,397)	11,065
Accounts receivable sold, net	120,957	(80,580)
Inventories	(177,331)	26,459
Other assets	(20,516)	2,894
Accounts payable, accrued expenses and other payables	90,604	(87,375)
Other long-term liabilities	(6,543)	(5,010)
Net cash flows from operating activities	136,940	147,732
Cash flows from (used by) investing activities:
Capital expenditures	(101,749)	(89,035)
Proceeds from the sale of property, plant and equipment and other	17,572	13,904
Proceeds from the sale of subsidiaries	52,609	—
Proceeds from the sale of cost method investment	—	28,995
Acquisitions, net of cash acquired	(15,693)	—
Net cash flows used by investing activities	(47,261)	(46,136)
Cash flows from (used by) financing activities:
Increase (decrease) in documentary letters of credit	11,753	(6,221)
Short-term borrowings, net change	6,315	(19,524)
Repayments on long-term debt	(7,677)	(204,856)
Proceeds from issuance of long-term debt	—	330,000
Payments for debt issuance costs	(431)	(4,684)
Debt extinguishment costs	—	(4,557)
Decrease (increase) in restricted cash	18,000	(18,620)
Stock issued under incentive and purchase plans, net of forfeitures	(1,488)	951
Cash dividends	(56,428)	(56,028)
Tax expense from stock-based plans	(4,426)	(1,444)
Contribution from (purchase of) noncontrolling interests	(15)	13
Net cash flows from (used by) financing activities	(34,397)	15,030
Effect of exchange rate changes on cash	873	(278)
Increase in cash and cash equivalents	56,155	116,348
Cash and cash equivalents at beginning of year	378,770	262,422
Cash and cash equivalents at end of year	$434,925	$378,770

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COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Operating Profit is a non-GAAP financial measure. Management uses adjusted operating profit to evaluate the financial performance of CMC. Adjusted operating profit from continuing operations is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. Adjusted operating profit is the sum of adjusted operating profit from continuing operations and adjusted operating profit from discontinued operations. For added flexibility, we may sell certain accounts receivable both in the U.S. and internationally. We consider sales of receivables as an alternative source of liquidity to finance our operations and we believe that removing these costs provides a clearer perspective of CMC's operating performance. Adjusted operating profit may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Fiscal Year Ended
(in thousands)	08/31/14	08/31/13	08/31/14	08/31/13
Earnings from continuing operations	$35,224	$3,728	$102,087	$74,957
Income taxes	10,067	14,103	42,724	57,979
Interest expense	19,985	18,051	77,741	69,608
Discounts on sales of accounts receivable	1,241	772	3,865	3,894
Adjusted operating profit from continuing operations	66,517	36,654	226,417	206,438
Adjusted operating profit (loss) from discontinued operations	(520)	429	22,009	3,672
Adjusted operating profit	$65,997	$37,083	$248,426	$210,110

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA from continuing operations is the sum of our earnings from continuing operations before net earnings attributable to noncontrolling interests, outside financing costs and income taxes. It also excludes CMC's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges, which are also non-cash. Adjusted EBITDA is the sum of adjusted EBITDA from continuing operations and adjusted EBITDA from discontinued operations. Adjusted EBITDA should not be considered as an alternative to net earnings or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA provides relevant and useful information, which is often used by analysts, creditors, and other interested parties in our industry. Adjusted EBITDA to interest expense is a covenant test in certain of CMC's debt agreements. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Fiscal Year Ended
(in thousands)	08/31/14	08/31/13	08/31/14	08/31/13
Earnings from continuing operations	$35,224	$3,728	$102,087	$74,957
Less: Net earnings attributable to noncontrolling interests	—	3	1	4
Interest expense	19,985	18,051	77,741	69,608
Income taxes	10,067	14,103	42,724	57,979
Depreciation and amortization	34,874	33,703	136,004	133,732
Impairment charges	2,271	13,836	3,173	17,270
Adjusted EBITDA from continuing operations	102,421	83,418	361,728	353,542
Adjusted EBITDA from discontinued operations	(520)	1,109	22,334	6,487
Adjusted EBITDA	$101,901	$84,527	$384,062	$360,029

Adjusted EBITDA to interest coverage:

Three Months Ended August 31, 2014					Year Ended August 31, 2014
$101,901	/	19,985	=	5.1	$384,062	/	77,741	=	4.9

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Total Capitalization:
Total capitalization is the sum of stockholders' equity attributable to CMC, long-term debt and deferred income taxes. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization to the most comparable GAAP measure, stockholders’ equity attributable to CMC:

(in thousands)	August 31, 2014
Stockholders’ equity attributable to CMC	$1,348,480
Long-term debt	1,281,042
Deferred income taxes	55,600
Total capitalization	$2,685,122

OTHER FINANCIAL INFORMATION
Long-term debt to total capitalization ratio as of August 31, 2014:

$1,281,042	/	$2,685,122	=	47.7%

Total debt to total capitalization plus short-term debt plus notes payable ratio as of August 31, 2014:

($1,281,042	+	$8,005	+	$12,288)	/	($2,685,122	+	$8,005	+	$12,288)	=	48.1%

Current ratio as of August 31, 2014:
Current assets divided by current liabilities

$2,553,791	/	$891,153	=	2.9

Contact: Barbara Smith
Senior Vice President and Chief Financial Officer
214.689.4300